Exhibit 99.1

January 22, 2008

Investors May Contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Reporters May Contact:

Scott Silvestri, Bank of America 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $15 Billion, or $3.30 Per Share, in 2007

Fourth-Quarter Earnings Fall to $268 Million, or $0.05 Per Share

CHARLOTTE — Bank of America Corporation today reported full-year 2007 net income declined 29 percent to $14.98 billion from $21.13 billion a year earlier. Diluted earnings per share fell 28 percent to $3.30 from $4.59 in 2006.

In the fourth quarter of 2007 net income was $268 million, or $0.05 per diluted share, compared with $5.26 billion, or $1.16 a share, a year earlier. The quarter included results from LaSalle Bank, which Bank of America purchased on October 1.

“Our fourth quarter results were severely impacted by ongoing dislocations in capital markets and the slowing economy,” said Kenneth D. Lewis, chairman and chief executive officer. “Even given that environment, we certainly are not pleased with our performance. However, we are cautiously optimistic about 2008, though we believe economic growth will be anemic at best in the first half.

“While we are intensely focused on managing through the current period, the diversity and strength of our company is allowing us to continue to invest in our businesses to drive future profit growth. The addition of U.S. Trust and LaSalle Bank should add to earnings this year and we believe that innovative products such as No Fee Mortgage PLUS, Keep the Change™, our unequalled product suite for small businesses as well as our integrated approach to serving larger business clients will continue to attract new customers.”

Here are the primary drivers of reduced fourth quarter earnings from a year ago:

•	Trading account losses of $5.44 billion, compared with profits of $460 million a year earlier, were driven by writedowns of collateralized debt obligations (CDOs) and weaker trading results.

•	Provision expense increased $1.74 billion, largely due to a $1.33 billion addition to the reserve for credit losses.

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Fourth Quarter Impact of Capital Markets on Financial Results

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CDO-related writedowns totaled $5.28 billion, reflecting the impaired value of the underlying assets based on expected credit losses, the lack of demand in the marketplace and the impact of credit rating agency downgrades of the securities. The writedowns reduced trading profits by about $4.50 billion and other income by about $750 million.

•

The company incurred about $400 million in losses to support certain cash funds and also had subsequent writedowns of about $400 million related to securities originally purchased from the funds at fair value.

•	Equity investment income fell $750 million due to fewer opportunities for gains in the current markets.

2007 Business Highlights

•

In July, Bank of America completed the acquisition of U.S. Trust, creating U.S. Trust, Bank of America Private Wealth Management, within Global Wealth and Investment Management, to serve wealthy and ultra-wealthy clients.

•

Bank of America completed the purchase of LaSalle Bank on October 1, addressing a key geographic gap in its franchise and expanding its presence in the Chicago region and in Michigan. Integration of the two companies is proceeding as planned.

•	Total retail sales increased 9 percent to 49 million products, including strong growth in checking and savings products, first mortgage and online banking activations.

•

Year-end retail deposits increased nearly $48 billion, or 10 percent, on higher account balances, new account growth and acquisitions. Debit card purchase volume increased 12 percent from the addition of new accounts and higher usage.

•

First mortgage originations of more than $104 billion rose 22 percent, helped by the success of No Fee Mortgage PLUS, which accounted for 16 percent of the company’s first mortgage production in the fourth quarter.

•	Total sales to small businesses with less than $2.5 million in annual sales rose 26 percent, or 668,000 units, due to increases in sales of online banking and deposit products.

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Business Lending, within Global Corporate and Investment Banking, reported a 31 percent, or $70.45 billion, increase in total loans at year end. About $44 billion was related to the acquisition of LaSalle with the rest mainly coming from organic growth.

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Premier Banking and Investments, within Global Wealth and Investment Management, had a 23 percent increase in fee-based assets amid favorable market conditions as client balances rose and the number of relationships increased.

•

Total assets under management (AUM) in Global Wealth and Investment Management increased to more than $643 billion including the impact of the U.S. Trust purchase and the sale of Marsico Capital Management. On a 1-year and 3-year AUM-weighted basis, 68 percent and 93 percent, respectively, of the Columbia and Excelsior equity funds were in the top 2 performance quartiles compared with their peer group. [1]

2007 Business Accomplishments

•	The introduction of the $0 Online Equity Trades initiative resulted in nearly 55,000 net new self-directed accounts.

•	During the fourth quarter of 2007 the company introduced Mobile Banking, recording more than 600,000 subscribers who can access their accounts via mobile phone or handheld device.

•	Keep the Change™, Bank of America’s savings program that combines debit cards and deposit products, had about 3 million enrollments during the year.

•	Global Wealth and Investment Management was named among the top 5 wealth managers in the U.S. by Barron’s in 2007.

1 Results shown are defined by Global Wealth and Investment Management’s calculation of the percentage of assets under management in the top two quartiles of categories based on Morningstar as of December 31, 2007. The category percentile rank was calculated by ranking the one and three year net returns of share classes within the categories. The assets of the number of funds within the top 2 quartile results were added and then divided by Columbia Management’s total equity fund assets under management. Past performance is no guarantee of future results. The share class earning the ranking may have limited eligibility and may not be available to all investors.

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Fourth Quarter 2007 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis declined 29 percent to $13.32 billion from $18.84 billion in the fourth quarter a year earlier.

Net interest income on a fully taxable-equivalent basis rose 10 percent to $9.81 billion from $8.96 billion in the fourth quarter of 2006. The increase was mainly due to the addition of LaSalle, consumer and commercial loan growth, a higher contribution from market-based net interest income and a one-time benefit related to the restructuring of the company’s leasing business. The increase was partially offset by the impact of rate fluctuations. The net interest yield narrowed 14 basis points to 2.61 percent.

Noninterest income declined 65 percent to $3.51 billion from $9.89 billion. The decrease was driven by significant trading account losses, lower equity investment income, and losses related to the support of certain cash funds and subsequent writedowns related to securities originally purchased from the funds at fair value. The decline was offset in part by the $1.50 billion gain on the sale of Marsico.

Noninterest expense rose 13 percent to $10.28 billion from $9.09 billion a year earlier as a result of higher personnel-related expenses, marketing costs and the previously announced Visa settlement. Pretax merger and restructuring charges related to acquisitions were $140 million compared with $244 million a year earlier.

Credit Quality

Credit quality indicators deteriorated from favorable levels experienced in 2006. Weakness in the housing and financial markets resulted in rising credit risk in some portfolios, most notably in home equity, homebuilders and small business. In addition, seasoning in recent home equity and small business vintages contributed to higher delinquencies and net losses.

Credit costs rose in the fourth quarter compared with the third quarter of 2007 and the fourth quarter of 2006 driven by additions to reserves and higher charge-offs in home equity because of weakness in the housing markets as well as continued growth and seasoning of the consumer portfolios. The increase from the fourth quarter of 2006 also was impacted by seasoning and deterioration in the small business portfolio and the absence in 2007 of commercial reserve releases experienced in 2006.

•	Provision for credit losses was $3.31 billion, up from $2.03 billion in the third quarter of 2007, and $1.57 billion in the fourth quarter of 2006.

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Net charge-offs were $1.99 billion, or 0.91 percent, of total average loans and leases compared with $1.57 billion, or 0.80 percent, in the third quarter of 2007 and $1.42 billion, or 0.82 percent, in the fourth quarter of 2006.

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Total managed net losses were $3.31 billion, or 1.34 percent, of total average managed loans and leases compared with $2.84 billion, or 1.27 percent, in the third quarter of 2007 and $2.45 billion, or 1.23 percent, in the fourth quarter of 2006.

•

Nonperforming assets were $5.95 billion, or 0.68 percent of total loans, leases and foreclosed properties, at December 31, 2007. LaSalle contributed $1.21 billion to the year-end levels. Nonperforming assets were $3.37 billion, or 0.43 percent, at September 30, 2007 and $1.86 billion, or 0.26 percent, at December 31, 2006.

•

The allowance for loan and lease losses was $11.59 billion, or 1.33 percent of loans and leases measured at historical cost, at December 31, 2007. That compared with $9.54 billion, or 1.21 percent, at September 30, 2007 and $9.02 billion, or 1.28 percent, at December 31, 2006, which excluded LaSalle.

Capital Management

Total shareholders' equity was $146.80 billion at December 31. Period-end assets were $1.72 trillion. The Tier 1 capital ratio was 6.87 percent, down from 8.22 percent at September 30, 2007 and 8.64 percent a year ago due to the impact of the $21 billion cash purchase of LaSalle and lower net income in the second half of 2007.

During the quarter, Bank of America paid a cash dividend of $0.64 per share. The company also issued about 4 million common shares related to employee stock options and ownership plans and repurchased nearly 3 million common shares. Period-end common shares issued and outstanding were 4.44 billion for the fourth and third quarters of 2007 and 4.46 billion for the fourth quarter of 2006.

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Full-Year 2007 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis declined 8 percent to $68.07 billion from $73.80 billion a year earlier.

Net interest income on a fully taxable-equivalent basis increased to $36.18 billion from $35.82 billion in 2006. The increase was mainly due to a higher contribution from market-based net interest income, consumer and commercial loan growth and the addition of LaSalle. The increase was partially offset by the impact of rate fluctuations. The net interest yield declined 22 basis points to 2.60 percent reflecting ongoing spread compression.

Noninterest income fell 16 percent to $31.89 billion from $37.99 billion in 2006. The results were reduced primarily by CDO-related writedowns, driving trading account losses of $5.13 billion and losses related to the support of certain cash funds. The decline was offset in part by the Marsico gain and improvements in equity investment income of $875 million, investment and brokerage services income of $691 million, service charges of $684 million and gains on sales of debt securities of $623 million.

Efficiency

The efficiency ratio on a fully taxable-equivalent basis for 2007 was 54.37 percent (53.77 percent excluding merger and restructuring charges). Noninterest expense increased 4 percent to $37.01 billion from $35.60 billion a year ago mainly due to the addition of U.S. Trust and LaSalle and costs of business initiatives.

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Credit Quality

Provision expense increased $3.38 billion to $8.39 billion in 2007 partly because of higher net charge-offs and the absence of 2006 commercial reserve releases. The company added reserves in the home equity and homebuilder loan portfolios on continued weakness in the housing markets. Reserves also were added for small business portfolio seasoning and deterioration, as well as growth in the consumer portfolios. The increases were partially offset by the release of reserves from the sale of the Argentina portfolio in the first quarter of 2007.

Net charge-offs totaled $6.48 billion, or 0.84 percent of average loans and leases, compared with $4.54 billion, or 0.70 percent in 2006. The increase was primarily driven by seasoning of the consumer portfolio, seasoning and deterioration in the small business and home equity portfolios as well as lower commercial recoveries.

Capital Management

For 2007, Bank of America paid $10.70 billion in cash dividends to common shareholders. The company also issued more than 53 million common shares, primarily related to employee stock options and ownership plans, and repurchased nearly 74 million common shares for $3.79 billion.

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2007 Business Segment Results

Global Consumer and Small Business Banking1

(Dollars in millions)	YTD 2007	YTD 2006
Total managed revenue net of interest expense[2]	$47,682	$44,926
Provision for credit losses	12,929	8,534
Noninterest expense	20,060	18,375
Net income	9,430	11,378
Efficiency ratio	42.07%	40.90%
Return on average equity	14.94	18.11
Managed loans and leases[3]	$327,810	$288,131
Deposits[3]	328,918	332,242

	At 12/31/07	At 12/31/06
Period ending deposits	$344,850	$329,195

1  Managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e. held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

2  Fully taxable-equivalent basis

3  Balances averaged for period

Managed net revenue rose 6 percent as higher service charges, debit card, mortgage banking and credit card income helped generate a 13 percent increase in noninterest income.

Net income declined 17 percent from a year ago, as credit costs rose and expenses increased 9 percent mainly due to increases in technology, overhead and personnel expenses.

Provision for credit losses increased $4.40 billion, or 51 percent, to $12.93 billion in 2007 compared with 2006. Net losses rose $3.19 billion to $10.82 billion in 2007 reflecting portfolio growth and housing market weakness. Reserves were added for deterioration in the home equity portfolio, reflecting weakness in the housing market, seasoning and deterioration of the small business portfolio and growth in the businesses.

•	Deposits net revenue increased 6 percent to $17.58 billion and net income increased by 7 percent to $5.23 billion as service charges and debit card income increased.

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•	Card Services managed net revenue grew 4 percent to $25.53 billion due to growth in cash advance fees and interchange income while net income of $3.71 billion was down 35 percent as credit costs rose.

•	Consumer Real Estate had $3.68 billion in net revenue, a 26 percent increase, as mortgage banking income rose. Net income declined 48 percent to $371 million on higher credit costs.

Fourth quarter net revenue for Global Consumer and Small Business Banking increased 7 percent to $12.51 billion, reflecting higher service charges and mortgage banking income and the addition of LaSalle. Net income declined 28 percent to $1.87 billion compared with a year earlier as the provision for credit losses rose 55 percent and expenses increased 15 percent mainly due to higher personnel and overhead costs and the addition of LaSalle.

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Global Corporate and Investment Banking

(Dollars in millions)	YTD 2007	YTD 2006
Total revenue net of interest expense[1]	$13,417	$21,161
Provision for credit losses	652	9
Noninterest expense	11,925	11,578
Net income	538	6,032
Efficiency ratio	88.88%	54.71%
Return on average equity	1.19	14.33
Loans and leases[2]	$274,015	$232,623
Trading-related assets[2]	362,193	336,860
Deposits[2]	220,724	194,972

1  Fully taxable-equivalent basis

2  Balances averaged for period

Net revenue declined 37 percent and net income fell 91 percent on CDO-related writedowns and weaker trading results.

The provision for credit losses increased $643 million compared with a year ago. The increase was driven by the absence of 2006 reserve releases, higher net charge-offs and additions to reserves related to weakness in the homebuilder loan portfolio. Net charge-offs increased $258 million to $504 million in 2007 as retail automotive and other dealer-related portfolio losses rose due to growth, seasoning and deterioration and commercial recoveries declined.

•

Business Lending net revenue increased 10 percent, of which 5 percent came from LaSalle, to $6.17 billion due to portfolio growth, partially offset by spread compression. Net income fell 6 percent to $2.12 billion as credit costs rose. Average loans and leases increased 14 percent to nearly $249 billion.

•

Capital Markets and Advisory Services had net revenue of $303 million, including more than $5 billion in trading account losses. The business had a net loss of $3.36 billion compared with net income of $1.68 billion a year earlier.

•	Treasury Services net revenue declined 1 percent to $7.14 billion, while net income decreased 10 percent to $2.06 billion on higher noninterest expense.

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In the fourth quarter, Global Corporate and Investment Banking reported a net revenue loss of $781 million compared with revenue of $5.15 billion, and a net loss of $2.76 billion compared with net income of $1.39 billion in the year ago quarter.

Global Wealth and Investment Management

(Dollars in millions)	YTD 2007	YTD 2006
Total revenue net of interest expense [1]	$7,923	$7,357
Provision for credit losses	14	(39)
Noninterest expense	4,635	3,867
Net income	2,095	2,223
Efficiency ratio	58.50%	52.57%
Return on average equity	18.87	22.28
Loans and leases[2]	$73,469	$60,910
Deposits[2]	124,867	102,389

(in billions)	At 12/31/07	At 12/31/06
Assets under management	$643.5	$542.9

1  Fully taxable-equivalent basis

2  Balances averaged for period

Net revenue in Global Wealth and Investment Management rose 8 percent as record brokerage income and a 26 percent increase in asset management fees were partially offset by the impact of support provided to certain cash funds. Record asset management fees of $3.53 billion were helped by higher asset levels on net client inflows of $25 billion, market appreciation of $16 billion and the acquisition of U.S. Trust and LaSalle.

Net income declined 6 percent as noninterest expense rose 20 percent due to the addition of U.S. Trust, continued investment in client-facing associates, higher incentive expense related to revenue generating activities and increased marketing costs.

In December, Bank of America completed the sale of Marsico, which resulted in a $61 billion net decrease in assets under management. The gain of $1.50 billion is reflected in All Other.

•	U.S. Trust, Bank of America Private Wealth Management net revenue rose 22 percent to $2.32 billion and net income rose 4 percent to $467 million driven by the acquisition of U.S. Trust.

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Columbia Management net revenue declined 2 percent to $1.51 billion, reflecting about $400 million in support for certain cash funds offset in part by 21 percent growth in asset management fees including the addition of U.S. Trust. Net income decreased 41 percent to $196 million.

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Premier Banking and Investments net revenue rose 9 percent to $3.75 billion on record brokerage income and 19 percent growth in fee-based assets, excluding the impact of LaSalle. Net income increased 8 percent to $1.28 billion.

Fourth quarter net revenue in Global Wealth and Investment Management fell 4 percent to $1.83 billion from a year ago. Net income in the period was 42 percent lower at $334 million compared with $573 million from a year earlier.

All Other1

(Dollars in millions)	YTD 2007	YTD 2006
Total revenue net of interest expense [2]	$(954)	$360
Provision for credit losses	(5,210)	(3,494)
Noninterest expense	390	1,777
Net income	2,919	1,500
Loans and leases[3]	$100,860	$70,753

1   All Other consists primarily of equity investments, the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Consumer and Small Business Banking on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

2   Fully taxable-equivalent basis

3  Balances averaged for period

All Other net income was $2.92 billion, an increase of 95 percent from $1.50 billion a year earlier. The increase was mainly due to the $1.50 billion pretax gain from the sale of Marsico and an increase of $873 million in equity investment income. Partially offsetting the increase were the absence of the results and the related gain from the sale of certain international operations in the prior year and losses of about $400 million on the subsequent writedowns of securities that were originally purchased from certain company-managed cash funds at fair value.

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Net income in the fourth quarter was $825 million compared with $691 million a year earlier, primarily driven by the Marsico sale, partially offset by the absence of the net income of certain international operations that were sold in the prior year and losses in 2007 related to the securities that were originally purchased from certain cash funds at fair value.

Note: Chief Executive Officer Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss fourth quarter 2007 results in a conference call at 9:30 a.m. (Eastern Time) today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 800.894.5910 and the conference ID: 79795.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 19,000 ATMs and award-winning online banking with more than 12 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment and market liquidity reduce interest margins, impact funding sources and effect the ability to originate and distribute financial products in the primary and secondary markets; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Bank of America does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Columbia Management: Columbia Management Group, LLC (“Columbia Management”) is the investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Net interest income	$9,164	$8,599	$34,433	$34,591
Total noninterest income	3,508	9,887	31,886	37,989

Total revenue, net of interest expense	12,672	18,486	66,319	72,580
Provision for credit losses	3,310	1,570	8,385	5,010
Other noninterest expense	10,137	8,849	36,600	34,792
Merger and restructuring charges	140	244	410	805

Income (loss) before income taxes	(915)	7,823	20,924	31,973
Income tax expense (benefit)	(1,183)	2,567	5,942	10,840

Net income	$268	$5,256	$14,982	$21,133

Earnings per common share	$0.05	$1.17	$3.35	$4.66
Diluted earnings per common share	0.05	1.16	3.30	4.59

Summary Average Balance Sheet	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Total loans and leases	$868,119	$683,598	$776,154	$652,417
Debt securities	206,873	193,601	186,466	225,219
Total earning assets	1,502,998	1,299,461	1,390,192	1,269,144
Total assets	1,742,467	1,495,150	1,602,073	1,466,681
Total deposits	781,625	680,245	717,182	672,995
Shareholders’ equity	144,924	134,047	136,662	130,463
Common shareholders’ equity	141,085	132,004	133,555	129,773

Performance Ratios	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Return on average assets	0.06%	1.39%	0.94%	1.44%
Return on average common shareholders’ equity	0.60	15.76	11.08	16.27

Credit Quality	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Net charge-offs	$1,985	$1,417	$6,480	$4,539
Annualized net charge-offs as a % of average loans and leases outstanding (1)	0.91%	0.82%	0.84%	0.70%
Provision for credit losses	$3,310	$1,570	$8,385	$5,010
Managed credit card net losses	2,138	1,906	8,214	6,374
Managed credit card net losses as a % of average managed credit card receivables	4.75%	4.56%	4.79%	3.90%

	December 31
	2007	2006
Nonperforming assets	$5,948	$1,856
Nonperforming assets as a % of total loans, leases and foreclosed properties (1)	0.68%	0.26%
Allowance for loan and lease losses	$11,588	$9,016
Allowance for loan and lease losses as a % of total loans and leases measured at historical cost (1)	1.33%	1.28%

Capital Management	December 31
	2007	2006
Risk-based capital ratios:
Tier 1	6.87 * %	8.64%
Total	11.02 *	11.88

Tier 1 leverage ratio	5.04 *	6.36
Period-end common shares issued and outstanding	4,437,885	4,458,151

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Shares issued	3,730	20,106	53,464	118,418 (2)
Shares repurchased	(2,700)	(60,100)	(73,730)	(291,100)
Average common shares issued and outstanding	4,421,554	4,464,110	4,423,579	4,526,637
Average diluted common shares issued and outstanding	4,470,108	4,536,696	4,480,254	4,595,896
Dividends paid per common share	$0.64	$0.56	$2.40	$2.12

Summary Ending Balance Sheet	December 31
	2007	2006
Total loans and leases	$876,344	$706,490
Total debt securities	214,056	192,846
Total earning assets	1,463,570	1,257,274
Total assets	1,715,746	1,459,737
Total deposits	805,177	693,497
Total shareholders’ equity	146,803	135,272
Common shareholders’ equity	142,394	132,421
Book value per share of common stock	$32.09	$29.70

*	Preliminary data

(1)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three months and year ended December 31, 2007.
(2)	Does not include 631,145 shares issued in conjunction with the merger with MBNA.

Certain prior period amounts have been reclassified to conform to current period presentation.

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Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

Global Consumer and Small Business Banking (1)	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Total revenue, net of interest expense (2)	$ 12,514	$ 11,671	$ 47,682	$ 44,926
Provision for credit losses (3)	4,303	2,777	12,929	8,534
Noninterest expense	5,493	4,784	20,060	18,375
Net income	1,871	2,594	9,430	11,378

Efficiency ratio (2)	43.90%	40.99%	42.07%	40.90%
Return on average equity	11.09	16.77	14.94	18.11
Average - total loans and leases	$353,689	$299,614	$327,810	$288,131
Average - total deposits	340,940	327,890	328,918	332,242

Deposits
Total revenue, net of interest expense (2)	$ 4,509	$ 4,281	$ 17,577	$ 16,651
Net income	1,264	1,251	5,227	4,863
Card Services (1)
Total revenue, net of interest expense (2)	6,647	6,445	25,533	24,636
Net income	574	1,150	3,712	5,700
Consumer Real Estate
Total revenue, net of interest expense (2)	1,158	774	3,679	2,909
Net income (loss)	(65)	201	371	712

Global Corporate and Investment Banking	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Total revenue, net of interest expense (2)	$ (781)	$ 5,153	$ 13,417	$ 21,161
Provision for credit losses	268	(73)	652	9
Noninterest expense	3,359	3,007	11,925	11,578
Net income (loss)	(2,762)	1,398	538	6,032
Efficiency ratio (2)	n/m	58.34%	88.88%	54.71%
Return on average equity	(20.47)%	13.53	1.19	14.33
Average - total loans and leases	$325,723	$239,384	$274,015	$232,623
Average - total deposits	236,254	204,467	220,724	194,972

Business Lending
Total revenue, net of interest expense (2)	$ 1,930	$ 1,373	$ 6,172	$ 5,615
Net income	674	592	2,121	2,249
Capital Markets and Advisory Services
Total revenue, net of interest expense (2)	(4,550)	2,062	303	8,475
Net income (loss)	(3,815)	369	(3,362)	1,677
Treasury Services
Total revenue, net of interest expense (2)	1,889	1,766	7,139	7,212
Net income	431	558	2,065	2,302

Global Wealth and Investment Management	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Total revenue, net of interest expense (2)	$ 1,827	$ 1,899	$ 7,923	$ 7,357
Provision for credit losses	34	2	14	(39)
Noninterest expense	1,318	987	4,635	3,867
Net income	334	573	2,095	2,223
Efficiency ratio (2)	72.15%	51.94%	58.50%	52.57%
Return on average equity	10.56	22.55	18.87	22.28
Average - total loans and leases	$ 82,809	$ 63,936	$ 73,469	$ 60,910
Average - total deposits	138,159	106,324	124,867	102,389
U.S. Trust (4)
Total revenue, net of interest expense (2)	$ 704	$ 459	$ 2,319	$ 1,896
Net income	125	94	467	450
Columbia Management
Total revenue, net of interest expense (2)	121	420	1,506	1,539
Net income (loss)	(134)	91	196	331
Premier Banking and Investments
Total revenue, net of interest expense (2)	933	894	3,751	3,455
Net income	294	310	1,275	1,186

All Other (1)	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Total revenue, net of interest expense (2)	$ (238)	$ 119	$ (954)	$ 360
Provision for credit losses (5)	(1,295)	(1,136)	(5,210)	(3,494)
Noninterest expense	107	315	390	1,777
Net income	825	691	2,919	1,500
Average - total loans and leases	105,898	80,664	100,860	70,753
Average - total deposits	66,272	41,564	42,673	43,392

(1)	Global Consumer and Small Business Banking is presented on a managed basis, specifically Card Services, with a corresponding offset recorded in All Other.
(2)

Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(4)

In July 2007, the operations of the acquired U.S. Trust Corporation were combined with the former Private Bank creating U.S. Trust, Bank of America Private Wealth Management. The results of the combined business were reported for periods beginning on July 1, 2007. Prior to July 1, 2007, the results solely reflect that of the former Private Bank.

(5)	Represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified to conform to current period presentation.

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Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006

Net interest income	$ 9,814	$ 8,955	$36,182	$35,815
Total revenue, net of interest expense	13,322	18,842	68,068	73,804
Net interest yield	2.61%	2.75%	2.60%	2.82%
Efficiency ratio	77.14	48.26	54.37	48.23

Other Data	December 31
	2007	2006
Full-time equivalent employees	209,718	203,425
Number of banking centers - domestic	6,149	5,747
Number of branded ATMs - domestic	18,753	17,079

Certain prior period amounts have been reclassified to conform to current period presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports its Global Consumer and Small Business Banking’s results, specifically Card Services, on a managed basis. This basis of presentation excludes the Corporation’s securitized mortgage and home equity portfolios for which the Corporation retains servicing. Reporting on a managed basis is consistent with the way that management, as well as, analysts evaluate the results of Global Consumer and Small Business Banking. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Consumer and Small Business Banking’s and Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Consumer and Small Business Banking’s net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Consumer and Small Business Banking’s noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Consumer and Small Business Banking.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Consumer and Small Business Banking

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$ 28,809	$ (8,027)	$ 20,782	$ 28,197	$ (7,593)	$ 20,604
Noninterest income:
Card income	10,189	3,356	13,545	9,374	4,566	13,940
Service charges	6,008	—	6,008	5,342	—	5,342
Mortgage banking income	1,333	—	1,333	877	—	877
All other income	1,343	(288)	1,055	1,136	(335)	801

Total noninterest income	18,873	3,068	21,941	16,729	4,231	20,960

Total revenue, net of interest expense	47,682	(4,959)	42,723	44,926	(3,362)	41,564
Provision for credit losses	12,929	(4,959)	7,970	8,534	(3,362)	5,172
Noninterest expense	20,060	—	20,060	18,375	—	18,375

Income before income taxes	14,693	—	14,693	18,017	—	18,017
Income tax expense (3)	5,263	—	5,263	6,639	—	6,639

Net income	$ 9,430	$ —	$ 9,430	$ 11,378	$ —	$ 11,378

Average - total loans and leases	$327,810	$(103,284)	$224,526	$288,131	$(96,238)	$191,893

All Other

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$ (7,701)	$ 8,027	$ 326	$ (5,930)	$ 7,593	$ 1,663
Noninterest income:
Card income	2,816	(3,356)	(540)	3,795	(4,566)	(771)
Equity investment income	3,745	—	3,745	2,872	—	2,872
Gains (losses) on sales of debt securities	180	—	180	(475)	—	(475)
All other income	6	288	294	98	335	433

Total noninterest income	6,747	(3,068)	3,679	6,290	(4,231)	2,059

Total revenue, net of interest expense	(954)	4,959	4,005	360	3,362	3,722
Provision for credit losses	(5,210)	4,959	(251)	(3,494)	3,362	(132)
Merger and restructuring charges	410	—	410	805	—	805
All other noninterest expense	(20)	—	(20)	972	—	972

Income before income taxes	3,866	—	3,866	2,077	—	2,077
Income tax expense (3)	947	—	947	577	—	577

Net income	$ 2,919	$ —	$ 2,919	$ 1,500	$ —	$ 1,500

Average - total loans and leases	$100,860	$103,284	$204,144	$ 70,753	$ 96,238	$166,991

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE
(4)	Provision for credit losses represents the provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

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